CTP Products B.V.
Veendam
Stolberweg 197, 9641
The Netherlands

31st October, 2007

Telegen Corporation
1840 Gateway Drive
Suite 200
San Mateo
CA 94404
United States of America

Re:	Settlement of Rent under Premises Lease Obligations

Dear Sir:

This Letter Agreement (the “Agreement”) sets forth the terms and conditions agreed to by and between Telegen Corporation (“Telegen”), CTP Netherlands (“CTP”) and Multidisplay s.r.o., a subsidiary of CTP (“Multidisplay”), in connection with the following lease agreements: (1) that certain Agreement on the Lease of Non-Residential Premises entered into on October 31, 2007 by and between Sendio s.r.o., a subsidiary of Telegen (“Sendio”), and Multidisplay (the “Premises Lease”). The parties agree as follows:

1.    Assignment of Receivable to CTP. Multidisplay has duly and irrevocably assigned to CTP all right, title and interest in and to all amounts owing, including without limitation, for rent, taxes, levies or other fees or payments of whatever nature (the “Receivables”) from Sendio to Multidisplay under the Premises Lease for the period from November 1, 2007 through June 30, 2008 in the amount of EUR 1,575,000. CTP is the sole owner of all rights with respect to the Receivables, and no other person has any right or interest thereto. CTP shall not assign, sell or otherwise transfer any right, title and interest in and to the Receivables, or any part thereof, or allow any other person to assert any right therein. CTP shall protect and defend Telegen and Sendio from all demands or claims by or liabilities to any person with respect to the Receivables.

2.    Consent of Bank. Multidisplay has received and delivered to Telegen the written consent of Bank IMMORENT-BANK GMBH, an Austrian limited liability company, having registered office at 1060 Vienna, Windmühlgasse 22-24, Austria  to the assignment of the Receivables from Multidisplay to CTP, which consent is in full force and effect. A complete and correct copy of the signed consent is attached to this Agreement as Exhibit A. Multidisplay and CTP represent and warrant to Telegen that no consent, approval, filing or notice is required from or with any other person, entity or governmental agency in connection with consummation of the transactions contemplated by this Agreement, and that consummation of the transactions contemplated by this Agreement will not cause a default, breach or violation of or under any or agreement, instrument, document, judgment, order, law, rule or regulation to which CTP, Multidisplay, or any of their respective assets are bound. In addition, and without limiting the foregoing, CTP and Multidisplay confirm that the assignment of the Receivables and the transactions contemplated by this Agreement comply in all respects with Section 196(a) of Act No. 513/1991 Col., as amended, of the Czech Commercial Code.

3.    Issuance of Common Stock as Payment in Full on Receivables. As payment in full on the Receivables, Telegen shall issue to CTP shares of its common stock (the “Shares”) as set forth below, subject to Section 5 below. In no event shall Telegen be required to make any cash payments to CTP on the Receivables.

(a)    As advance payment in full for all Receivables due under the Premises Lease for the period from November 1, 2007 through June 30, 2008, Telegen shall issue to CTP 6,100,000 Shares, effective as of November 1, 2007.

(b)    Upon issuance of the 6,100,000 Shares to CTP pursuant to the terms in (a) above of this Agreement, the respective Receivables shall be automatically and irrevocably deemed cancelled, being fully paid.

4.    Representations and Warranties of CTP. In connection with the issuance of the Shares, CTP represents and warrants to Telegen as follows:

(a)    It has knowledge of Telegen’s business, management, operations, financial condition and prospects, and it has been furnished with or has had access to such information as it requires to evaluate the merits and risks of the proposed investment (including Telegen’s public filings available at www.sec.gov), together with such additional information as is necessary to verify the accuracy of the information supplied;

(b)    It is acquiring the Shares solely for its own account, for investment and not with a view to resale or distribution of any part thereof, and it has no present intention of selling, granting any participation in, or otherwise distributing the same. It shall not have the right to assign this agreement or any rights hereunder;

(c)    It is not a “U.S. Person” as defined in Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), that it is not acting as a fiduciary for a “U.S. Person,” that the acquisition of the Shares originated by CTP outside of the United States, and that its principal place of business is in Humpolec, Czech Republic.

(d)    It acknowledges that the Shares are considered “restricted securities” under applicable U.S. securities laws and may not be resold in the United States and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. In particular, CTP is aware of the restrictions and limitations on resale of the Shares into the United States or to a U.S. Person pursuant to the provisions of Regulation S.

5.    Forfeiture. In the event that Multidisplay breaches any provision of the Premises Lease at any time prior to June 30, 2008 or CTP or Multidisplay breaches any of its respective covenants, representations or warranties contained in this Agreement, CTP shall forfeit all right, title and interest in and to all of the Shares. In addition, in the event that Multidisplay terminates the Premises Lease at any time prior to June 30, 2008, CTP shall forfeit all right, title and interest in and to all of the applicable Shares issued for such respective period, determined in Sections 2 (a) above. Upon such breach or termination, CTP shall immediately return all Shares to Telegen, and Telegen shall have the right to cancel such Shares with immediate effect. To facilitate such cancellation and transfer of the Shares to Telegen, CTP hereby executes and delivers to Telegen the blank stock powers, substantially in the form attached to this Agreement as Exhibit B. Without limiting the foregoing, CTP hereby irrevocably constitutes and appoints Telegen as CTP’s attorney-in-fact and agent to execute with respect to such Shares all documents or instrument of assignment, transfer or cancellation necessary or appropriate to transfer and cancel on the books and records of Telegen such Shares and complete any transaction herein contemplated. This power of attorney granted to Telegen is a special and limited power of attorney coupled with an interest, is irrevocable (to the maximum extent permitted by law), shall be binding on CTP’s successors and assigns and is limited to those matters herein set forth. In addition, until July 1, 2008, CTP shall not, voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of, or mortgage, pledge, hypothecate or otherwise encumber, or permit or suffer any encumbrance, foreclosure or attachment of, all or any part of the Shares, and any purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever.

6.    Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington in the United States without giving effect to its conflict of laws principles. The substantially prevailing party in any suit or proceeding shall be entitled to reimbursement for its reasonable costs and attorneys’ fees incurred.

7.    No Assignment. Neither CTP nor Multidisplay may assign, delegate or transfer, by merger, operation of law or otherwise, any of its respective rights or obligations under this Agreement without the prior written consent of Telegen.

8.    Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. The Agreement shall not be modified or varied except by a written instrument signed by the parties. All prior written or oral agreements, understanding or representations between CTP and Telegen with respect to the subject matter hereof are merged into and superseded by this Agreement.

Please acknowledge your agreement with the foregoing by signing in the space indicated below and returning it to me.

Very truly yours,

CTP Products BV

By:  /s/ Eltje Maas

Name:
Title:

Multidisplay s.r.o.

By:  /s/ Mr. vos

Name:
Title:

ACCEPTED and AGREED to this
31st day of October, 2007.

/s/ Duncan Troy

Duncan Troy
Chairman, Telegen Corporation

EXHIBIT A to Letter Agreement

IMMORENT-BANK GMBH CONSENT

EXHIBIT B to Letter Agreement

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, CTP Netherlands hereby sells, assigns, and transfers unto Telegen Corporation, a California corporation (the “Company”), a total of 6,100,000 shares of Company common stock standing in the undersigned’s name on the books of the Company, such shares being represented by Certificate No(s). __________ and does hereby irrevocably constitute and appoint the Company, and its Chairman and Chief Executive Officer, and any one of them acting alone, as attorney-in-fact to transfer the shares on the books of the Company with full power of substitution in the premises.

EXECUTED this ___ day of November, 2007.

CTP Netherlands

By:

Name:
Title: